Exhibit 99.2
The RealReal First Quarter 2024 Shareholder Letter
May 7, 2024
Executive Summary & Key Highlights

▪Better Than Anticipated Q1 2024 Financial Results: Today, we reported financial results for the first quarter of 2024, with GMV and Adjusted EBITDA exceeding the top end of our guidance range and revenue exceeding the midpoint of our guidance range. During the first quarter, consignment revenue grew 13% compared to the prior year period.

▪Delivering Profitable Growth: We continue to focus our growth model on the core consignment business, resulting in a return to overall top-line revenue growth with an all-time high gross margin rate.

▪Driving Efficiencies and Improved Client Experience: Across sales, marketing, authentication, and operations, we see opportunities to invest in automation and AI as we leverage our data to improve client experience and work to profitably scale the business.

▪Guidance for Second Quarter and Full Year 2024: Today, we provided forward-looking financial guidance for the second quarter, and updated our full year 2024 guidance. We are raising the midpoint of our Adjusted EBITDA guidance range and confirming GMV and revenue guidance for full year 2024.

Dear Shareholder,

Today, we shared our financial results for the first quarter of 2024. We continue to build on our financial and operational progress from last year. Strong demand generated a return to overall top-line growth with consignment revenue growing 13% year-over-year. For Q1, we delivered gross merchandise value (“GMV”) and Adjusted EBITDA above the high-end of our guidance range, and revenue at the high-end of our guidance range. Our strategy to focus on the core consignment business and drive efficiencies is delivering results.

Delivering Profitable Growth

We continue to focus our growth model on the core consignment business. Over the past few quarters, we reduced company-owned inventory (i.e., direct), overhauled our consignor commission structure, and refined our approach to sales and marketing. In Q1, we returned to overall top-line revenue growth with a favorable margin profile, which resulted in significantly improved bottom-line results compared to the prior year period.

For the quarter, we grew consignment revenue by 13% compared to the prior year. We improved our sales mix by growing consignment revenue double-digits and continuing to purposefully de-

emphasize direct revenue. This change in mix, combined with improved margins on our consignment revenue, drove gross margin up over 1,100 basis points year-over-year. We delivered gross margins of 74.6% in Q1, an all-time high for The RealReal. From here, margins may vary quarter-to-quarter, including due to the mix of product sold, but we intend to continue to emphasize our consignment revenue, which is margin-enhancing.

We also refined our approach to sales and marketing to drive profitable supply. We continue to reorient our sales team’s compensation to better align incentives with our strategic focus on profitable supply, and we use more targeted marketing spend to attract higher life-time value consignors. We believe sales and marketing are the engine powering the next chapter of our growth.

Looking ahead, we see opportunity to expand our supply channels to generate incremental growth. For instance, our previously announced drop-ship consignment initiative has the potential to unlock incremental supply from trusted partners. With momentum in the core consignment business, our improved margin structure gives us confidence in our ability to continue to deliver profitable growth in 2024.

Driving Efficiencies and Improving Client Experience

We continue to focus on operational excellence and realizing efficiencies to expand our margins. As you may recall, throughout last year we invested in automation in our authentication centers. These changes are making an impact in our financial and operational results.

We believe we are in the early stages of realizing further efficiencies across our unique marketplace, which encompasses our functional areas of sales, marketing, authentication, and operations. We see opportunities to invest in automation and AI as we leverage our data to improve client experience and work to profitably scale the business.

Our highest priority use cases are in pricing, sales, and authentication. In pricing luxury items for our consignors, we continue to refine our pricing algorithms, and we have extended this powerful tool to a larger proportion of the items on our platform.

On the sales front, we are helping our luxury managers reach more high-propensity and high-value consignors through enhancing their technology and tools. We recently improved lead scoring and directive selling, which aids our sales team in being more effective and efficient. Relevant to both consignors and buyers, we continue to capitalize on personalization in our marketing to get the relevant products and promotions to our clients, driving enhanced client experience.

In our operations, we aim to further automate authentication, drive cost efficiencies and reduce processing times. Overall, we see significant opportunity across sales, marketing, authentication, and operations to deploy technology and tools as we scale the business.

First Quarter 2024 Financial Results and 2024 Outlook

For the first quarter of 2024, we generated GMV of $452 million, a year-over-year increase of 2%, and revenue of $144 million, a year-over-year increase of 1%. It is worth highlighting that consignment revenue grew 13% during the first quarter, and we accomplished a 49% reduction in direct revenue year-over-year, which exceeded our goal. Our first quarter gross margin was 74.6%, an improvement of more than 1,100 basis points year-over-year.

Our first quarter Adjusted EBITDA was $(2.3) million, or (2)% of total revenue, compared to $(27) million, or (19)% of total revenue, in the first quarter of 2023.

We ended the first quarter of 2024 with $181 million of cash and cash equivalents, and restricted cash, consisting of $166 million of cash and cash equivalents and $15 million of restricted cash relating to letter of credit collateral. At the end of the first quarter, we had $21 million of inventory, net, a decrease of $2 million compared to the end of fiscal year 2023.

Based on market conditions as of May 7, 2024, we are providing guidance for the second quarter and full year 2024 for GMV, Revenue and Adjusted EBITDA, which is a Non-GAAP financial measure:

	Q2 2024	Full Year 2024
GMV	$420 - $450 million	$1.81 - $1.87 billion
Revenue	$135 - $145 million	$580 - $605 million
Adjusted EBITDA	$(6) - $(3) million	$(5) - $8 million[1]
1Midpoint of guidance range is $1.5 million and represents an increase of $1.5 million from the midpoint of the guidance range provided on February 29, 2024.

We have not reconciled forward-looking Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations including payroll tax expense on employee stock transactions that are not within our control, or other components that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss).

We believe our strategy to focus on the core consignment business and drive efficiencies is working — we are growing our consignment revenue, expanding our margins, and improving the consignor experience. We are playing to our strengths and uniquely positioned to capitalize on the growing luxury resale space.

In closing, I want to thank our entire team at The RealReal for their hard work in delivering a strong start to 2024. I look forward to continuing to drive the momentum in our business. Importantly, I also want to thank our market-leading community of 36 million members as they join us on our mission to extend the life of luxury and make fashion more sustainable.

Sincerely,
John E. Koryl
CEO of The RealReal

Exhibit 99.2
Forward Looking Statements
This shareholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the recent geopolitical events, including the conflict between Russia and Ukraine and the Israel-Hamas war, and uncertainty surrounding macroeconomic trends; the debt exchange; financial guidance, anticipated growth in 2024 and long-range financial projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, inflation, macroeconomic uncertainty, geopolitical instability, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this shareholder letter, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue ("Adjusted EBITDA Margin"). We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-

time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2024	2023
Total revenue	$143,800	$141,904
Adjusted EBITDA Reconciliation:
Net loss	$(31,101)	$(82,500)
Net loss (% of revenue)	21.6%	58.1%
Depreciation and amortization	8,309	7,821
Interest income	(2,069)	(2,053)
Interest expense	3,751	2,667
Provision for income taxes	71	86
EBITDA	(21,039)	(73,979)
Stock-based compensation	7,120	8,991
CEO transition costs (1)	—	159
Payroll taxes expense on employee stock transactions	56	44
Legal settlement	—	1,100
Restructuring charges (2)	196	36,388
Gain on extinguishment of debt (3)	(4,177)	—
Change in fair value of warrant liability (4)	15,583	—
Adjusted EBITDA	$(2,261)	$(27,297)
Adjusted EBITDA (% of revenue)	1.6%	19.2%
(1) The CEO transition charges for the three months ended March 31, 2023 consists of retention bonuses for certain executives incurred in connection with our founder's resignation on June 6, 2022.
(2) The restructuring charges for the three months ended March 31, 2023 consists of impairment of right-of-use assets and property and equipment, employee severance charges, and other charges, including legal and transportation expenses. See "Note 10 - Restructuring" in the notes to the unaudited financial statements for disclosure regarding the restructuring expenses incurred.
(3) The gain on extinguishment of debt for the three months ended March 31, 2024 reflects the difference between the carrying value of the Exchanged Notes and the fair value of the 2029 Notes.
(4) The change in fair value of warrant liabilities for the three months ended March 31, 2024 reflects the remeasurement of the warrants issued by the Company in connection with the Note Exchange in February 2024.
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